Exhibit 5.1


           [LETTERHEAD OF BAKER & McKENZIE, BARRISTERS AND SOLICITORS]


                                                                   July 19, 2002


Board of Directors
Tracer Petroleum Corporation
1113 Laval Street, S.W.
Calgary, Alberta, Canada  T2T 1L2

     Re: Tracer Petroleum Corporation - Certificate of Continuance - Form S-8

Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of Tracer Petroleum Corporation, a Canadian corporation (the "Company"), offered and to be offered pursuant to the Company's Stock Option Plan (the "Plan"), we have examined the Certificate of Continuance, its Articles, By-Laws and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law, as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of Canada;

      2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan; and

      3. The shares which may be issued pursuant to the Plan will be, upon issuance in accordance with the terms of the Plan, validly issued and outstanding and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

(Signed) "Baker & McKenzie"

Baker & McKenzie


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